Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE
CONTACTS: John Erickson, Chief Financial Officer (301) 951-6122
Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

AMERICAN CAPITAL DECLARES $0.75 Q2 2005 DIVIDEND,

REPORTS $0.71 NET OPERATING INCOME PER SHARE IN Q1 2005

Bethesda, MD — May 3, 2005 –American Capital Strategies Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a second quarter 2005 regular dividend of $0.75 per share, to record holders as of May 16, 2005, payable on July 1, 2005. This dividend is a 7% increase over the second quarter 2004 regular dividend of $0.70 per share. American Capital has paid a total of $717 million in dividends and paid or declared $17.51 per share since its August 1997 IPO at $15.00 per share.

In addition, American Capital announced today its results for the quarter ended March 31, 2005. Net operating income (NOI) for the quarter increased 35% to $64 million compared to $47 million for first quarter 2004. NOI was $0.71 per basic share for both the first quarter 2005 and 2004. NOI was $0.70 per diluted share for both the first quarter 2005 and 2004.

For the quarter, the net increase in shareholders’ equity resulting from operations (NOI plus net appreciation and depreciation and net gains and losses on assets) was $112 million, or $1.25 per basic share and $1.22 per diluted share, compared to $35 million, or $0.52 per basic share and $0.51 per diluted share, in first quarter 2004. Since the Company’s August 1997 IPO, cumulative net appreciation on portfolio company assets have totaled $8 million, not including $3 million of net appreciation from interest rate derivative agreements.

“We have initiated 2005 by tripling our year over year quarterly earnings and achieving substantial improvement in the quality of our portfolio. We increased our dividend to a record level at $0.75 per share, and we launched our first European Capital office in Paris,” said Malon Wilkus, American Capital Chairman, President and CEO. “American Capital has invested in three buyouts in Europe over the past three years and gained experience in the marketplace. We have spent the past 18 months measuring market opportunities, evaluating industry practices and comparing the advantages of our business model in the European market to existing competitors. By entering the European market, we determined that we could increase our target market by approximately 50%. We found this market has many of the same characteristics as the U.S., including extreme fragmentation and the lack of one-stop financing sources, and returns have been greater in Europe than the US. To initiate our efforts, we hired an

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May 3, 2005

outstanding private equity team in France and anticipate opening an office in London in the very near term. Maintaining our discipline, we expect to find many excellent investment opportunities throughout Europe. We are excited about leveraging our business model internationally and continuing to build our institution for our shareholders.”

In first quarter 2005, American Capital invested $406 million, composed of $189 million of senior debt, $146 million of subordinated debt, $23 million of preferred stock and $48 million of common stock. Included in the $406 million of new investments are $23 million of senior debt investments that were subsequently sold to third parties during the quarter. One investment, totaling $30 million, was in an American Capital-sponsored buyout of a new portfolio company. Five investments, totaling $130 million, were in buyouts led by other private equity firms. Three investments, totaling $77 million, were direct investments in new portfolio companies. One investment, totaling $108 million, was in an American Capital-sponsored buyout of an existing portfolio company in which we had held a combination of mezzanine and minority equity investments. Two investments, totaling $29 million, were investments in existing portfolio companies to finance strategic acquisitions. Four investments, totaling $10 million, were investments in existing portfolio companies for growth or recapitalizations. Five investments, totaling $22 million, were for working capital for existing portfolio companies, including $3 million of distress-related investments. Total invested assets at fair value increased 11% to $3.6 billion at March 31, 2005 as compared to $3.2 billion at December 31, 2004.

In first quarter 2005, American Capital received $187 million of proceeds from exits of portfolio investments, composed of $47 million of senior loan sales, $113 million of principal prepayments, $11 million of scheduled principal amortization, $5 million of accrued payment-in-kind (PIK) interest and dividends and accreted original issue discount (OID) and $11 million from the sale of equity investments.

“We had our strongest first quarter in originations with $406 million invested. Our pipeline of investment opportunities continues to grow as the M&A market increases and our market coverage and penetration continue at impressive levels,” stated Chief Operating Officer Ira Wagner. “In addition, we hired Jeff Schumacher, an experienced syndication professional, to expand our syndication business. During the past 18 months, American Capital has syndicated more than $370 million of senior debt, earning a net $2 million. Our one-stop financing capability is a competitive advantage for American Capital and allows us to provide lower cost financing for private equity firms and portfolio companies as well as earn fees from our syndication business.”

The weighted average effective interest rate on American Capital’s total investments in debt securities as of March 31, 2005 was 13.0%. At March 31, 2005, the weighted average loan grade of American Capital’s loan portfolio was 3.1 on a scale of 1 to 4, with 4 being the highest quality, compared to 3.1 as of December 31, 2004. As of March 31, 2005, loans to

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May 3, 2005

ten portfolio companies totaling $109 million, with a fair value of $53 million, were on non-accrual. Delinquent and non-accruing loans totaled $120 million, or 5% of total loans, at March 31, 2005, compared to $163 million, or 7% of total loans, at December 31, 2004. American Capital’s net asset value per share increased $0.73 from December 31, 2004 to $21.84 at March 31, 2005.

In the first quarter of 2005, American Capital recorded $8 million in portfolio net realized gains, excluding $3 million in losses attributable to periodic interest settlements of interest rate swap agreements. This is comprised of $9 million of gross gains on portfolio investments and $1 million of gross losses on portfolio investments. Since the Company’s August 1997 IPO, cumulative net realized gains on portfolio company assets have totaled $3 million, not including $21 million of losses from periodic interest rate swap payments.

“Credit quality has improved and is excellent,” said Chief Financial Officer John Erickson. “Six straight quarters of net portfolio appreciation and gains, totaling $121 million or a 9% annual growth rate, has resulted in the portfolio recovering all of the net depreciation and losses it experienced during the economic troubles in 2001 and 2002. We now have aggregate net appreciation and gains from our portfolio over the seven and a half years since our IPO. Our poorest performing static pools, 1998 through 2000, have results that place them in the top 45% of the results of 119 US private equity and mezzanine funds of the same vintage years. The annual return delivered to American Capital shareholders since its IPO in 1997 of 21% has out performed all but 7% of these funds. Our 2001 through 2005 static pools are performing extremely well with an aggregate annual return of 23%. Additionally, we are very pleased with the financial flexibility gained by using equity forward agreements for issuing equity capital; they have allowed us to increase our leverage to 0.87 to 1 while maintaining undrawn capacity. Finally, Fitch Rating Services has issued ratings upgrades on three tranches of our 2003-1 securitization, further confirming the performance of our investments.”

From its 1997 IPO through the first quarter of 2005, American Capital’s annual rate of net realized and unrealized gains on portfolio company investments (excluding interest rate swap agreements) was a positive 0.2% of equity based on American Capital’s average annual net appreciation, depreciation, gains and losses divided by American Capital’s average equity. American Capital outperformed FDIC insured banks, which experienced charge offs net of securities gains of 4.5% of equity (based on the average annual equity capital, net charge-offs and net securities gains per the FDIC Quarterly Banking Profile data for Commercial Banks from American Capital’s IPO through the fourth quarter of 2004). American Capital had a positive 5.5% annual rate of gain over the past 18 months versus an annual rate of charge offs net of securities gains of 3.5% over the past 15 months for FDIC insured commercial banks.

In first quarter 2005, net unrealized appreciation totaled $43 million, consisting of net appreciation of $33 million from current portfolio companies ($75 million of appreciation at 20 portfolio companies and $42 million of depreciation at 11 portfolio companies), $8 million of net depreciation resulting from the recognition of net realized gains and $18 million of net

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May 3, 2005

appreciation on interest rate derivative agreements. Interest rate derivative agreements are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risk. Their fair values appreciate or depreciate based on relative market interest rates and their remaining term to maturity. Since the Company’s August 1997 IPO, cumulative net appreciation plus net gains on portfolio company investments totals $11 million. When including interest rate derivative agreements, cumulative net appreciation and net losses total $7 million through March 31, 2005.

Since its August 1997 IPO through first quarter 2005, American Capital has earned a 16% compounded annual return on 93 exits and prepayments of senior debt, subordinated debt and equity investments, totaling $1.5 billion of invested capital, including interest payments, dividends, fees and net gains on these investments. These exits and prepayments represent 29% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these exits and prepayments exceeded the associated prior quarter valuation of the investments by $41 million in aggregate, or 4%. Eighteen percent of these exits and prepayments were from portfolio companies that had at one time been either a loan grade 1 or 2 in American Capital’s four point loan grading system, with 1 being the lowest loan grade. Since its IPO through the first quarter of 2005, $45 million of American Capital’s PIK interest and dividends and accreted OID have been repaid, representing 23% of all PIK and OID.

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) reviews the determination of fair value of American Capital’s portfolio company investments. Houlihan Lokey is the premier valuation firm in the U.S., engaged in approximately 800 valuation assignments per year for clients worldwide. In the past year, Houlihan Lokey has reviewed 100% of American Capital’s portfolio investments that have been a portfolio company for at least one year. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide periodic reports and recommendations to the American Capital Audit Committee with respect to American Capital’s valuation models, policies and procedures.

For the first quarter of 2005, Houlihan Lokey reviewed the Company’s valuations of 24 portfolio company investments having $635 million in fair value as reflected in American Capital’s financial statements as of March 31, 2005. Using methods and techniques that are customary for the industry and that Houlihan Lokey considers appropriate under the circumstances, Houlihan Lokey determined that the aggregate fair value assigned to the portfolio company investments by American Capital was within their reasonable range of aggregate value for such companies. Over the last four quarters, Houlihan Lokey has reviewed 84 portfolio companies totaling $2.1 billion in fair value as of their respective valuation dates.

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May 3, 2005

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS AND FINANCIAL INFORMATION

(In thousands, except per share data)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Investments at fair value (cost of $3,564,547 and $3,236,249, respectively)
Non-Control/Non-Affiliate investments	$1,202,665	$1,157,406
Affiliate investments	436,219	408,529
Control investments	1,834,203	1,654,075
Government securities	99,938	—
Interest rate derivative agreements	8,135	1,678

Total investments at fair value	3,581,160	3,221,688
Cash and cash equivalents	90,117	58,367
Restricted cash	69,787	141,895
Interest receivable	29,405	22,053
Other	49,311	47,424

Total assets	$3,819,780	$3,491,427

Liabilities and Shareholders' Equity
Debt	$1,738,033	$1,560,978
Interest rate derivative agreements	5,603	17,396
Accrued dividends payable	65,817	5,322
Other	23,172	35,305

Total liabilities	1,832,625	1,619,001

Commitments and contingencies
Shareholders' equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 90,977 and 88,705 issued and outstanding, respectively	910	887
Capital in excess of par value	2,086,986	2,010,063
Unearned compensation	(44,790)	(36,690)
Notes receivable from sale of common stock	(6,825)	(6,845)
Distributions in excess of net realized earnings	(60,136)	(63,032)
Net unrealized appreciation (depreciation) of investments	11,010	(31,957)

Total shareholders' equity	1,987,155	1,872,426

Total liabilities and shareholders' equity	$3,819,780	$3,491,427

OTHER FINANCIAL INFORMATION:
Net asset value per share	$21.84	$21.11

LTM net operating income return on average equity at cost (unaudited)	13.9%	14.1%

American Capital

May 3, 2005

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31
	2005	2004
	(unaudited)
OPERATING INCOME:
Interest and dividend income
Non-Control/Non-Affiliate investments	$36,353	$23,102
Affiliate investments	12,516	6,253
Control investments	37,549	26,201

Total interest and dividend income	86,418	55,556

Fee Income
Non-Control/Non-Affiliate investments	2,604	1,556
Affiliate investments	1,833	876
Control investments	10,000	8,542

Total fee income	14,437	10,974

Total operating income	100,855	66,530

OPERATING EXPENSES:
Interest	17,346	6,045
Salaries and benefits	9,116	5,743
General and administrative	6,285	5,880
Stock-based compensation	3,196	1,368

Total operating expenses	35,943	19,036

OPERATING INCOME BEFORE INCOME TAXES	64,912	47,494
Provision for income taxes	(1,025)	—

NET OPERATING INCOME	63,887	47,494

Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	1,888	(11,152)
Affiliate investments	752	(3)
Control investments	5,481	(45,434)
Interest rate derivative periodic payments	(3,295)	(2,258)

Total net realized gain (loss) on investments	4,826	(58,847)

Net unrealized appreciation (depreciation) of investments
Portfolio company investments	24,717	61,880
Interest rate derivative periodic payment accrual	(280)	(3,687)
Interest rate derivative agreements	18,530	(12,237)

Total net unrealized appreciation of investments	42,967	45,956

Total net gain (loss) on investments	47,793	(12,891)

NET INCREASE IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$111,680	$34,603

NET OPERATING INCOME PER COMMON SHARE:
Basic	$0.71	$0.71
Diluted	$0.70	$0.70

NET EARNINGS PER COMMON SHARE:
Basic	$1.25	$0.52
Diluted	$1.22	$0.51

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	89,534	67,126
Diluted	91,401	68,269

DIVIDENDS DECLARED PER COMMON SHARE	$0.73	$0.70

American Capital

May 3, 2005

American Capital provides disclosure of NOI before stock-based compensation because it is useful and relevant to investors as it is an important measure of how we internally evaluate our operating results. Disclosure of NOI before stock-based compensation is not a substitute for NOI or any other measure as prescribed by generally accepted accounting principles (GAAP). The following is a reconciliation of NOI before stock-based compensation expense to NOI:

AMERICAN CAPITAL STRATEGIES, LTD.

RECONCILIATION OF NET OPERATING INCOME BEFORE STOCK-BASED COMPENSATION

EXPENSE TO NET OPERATING INCOME

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
	(unaudited)
Net operating income	$63,887	$47,494
Stock-based compensation	3,196	1,368

Net operating income before stock-based compensation	$67,083	$48,862

Net operating income per common share:
Basic	$0.71	$0.71
Diluted	$0.70	$0.70

Net operating income before stock-based compensation per common share:
Basic	$0.75	$0.73
Diluted	$0.73	$0.72

Weighted average shares of common stock outstanding:
Basic	89,534	67,126
Diluted	91,401	68,269

American Capital

May 3, 2005

Portfolio Statistics (1) ($ in millions, unaudited):	Static Pool
	Pre-1999	1999	2000	2001	2002	2003	2004	2005	Aggregate
Original Investments and Commitments	$350	$369	$285	$367	$861	$1,004	$1,622	$236	$5,094
Total Exits and Prepayments of Original Investments	$119	$134	$201	$196	$234	$340	$239	$23	$1,486
Total Interest, Dividends and Fees Collected	$114	$121	$74	$121	$159	$164	$130	$6	$889
Total Net Realized (Loss) Gain on Investments(2)	$(2)	$26	$(85)	$47	$—	$16	$1	$—	$3
Internal Rate of Return(3)	8.7%	5.7%	(1.4)%	24.9%	17.5%	25.9%	27.9%	73.7%	15.1%
Current Cost of Investments	$196	$225	$105	$161	$629	$626	$1,325	$198	$3,465
Current Fair Value of Investments(2)	$148	$111	$92	$163	$658	$701	$1,402	$198	$3,473
Net Unrealized Appreciation/(Depreciation)(2)	$(48)	$(114)	$(13)	$2	$29	$75	$77	$—	$8
Non-Accruing Loans at Face	$12	$23	$—	$23	$51	$—	$—	$—	$109
Equity Interest at Fair Value	$14	$9	$31	$43	$221	$248	$401	$38	$1,005
Debt to EBITDA(4)(5)	8.5	8.7	4.8	4.9	5.0	4.5	4.4	3.6	4.8
Interest Coverage(4)	1.5	1.5	2.3	1.9	2.4	2.1	2.6	3.5	2.4
Debt Service Coverage(4)	1.3	1.4	1.5	1.5	1.6	1.4	1.9	2.2	1.7
Loan Grade(4)	2.3	1.6	3.0	2.8	3.2	3.2	3.1	2.8	3.1
Average Age of Companies	42 yrs	50 yrs	29 yrs	48 yrs	31 yrs	25 yrs	39 yrs	25 yrs	34 yrs
Ownership Percentage	85%	77%	34%	46%	51%	42%	43%	17%	45%
Average Sales(6)	$87	$76	$99	$212	$76	$94	$83	$171	$95
Average EBITDA(7)	$5	$5	$22	$23	$11	$16	$17	$20	$16
Total Sales(6)	$393	$583	$305	$1,992	$1,265	$2,732	$3,642	$1,171	$12,083
Total EBITDA(7)	$28	$30	$65	$238	$167	$408	$717	$140	$1,793
% of Senior Loans(8)	64%	34%	0%	29%	41%	36%	36%	40%	37%
% of Loans with Lien(8)	68%	50%	43%	80%	82%	90%	75%	65%	76%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities are excluded.
(2)	Excludes net realized losses, fair value and unrealized depreciation on interest rate derivative agreements.
(3)	Assumes investments are exited at current fair value.
(4)	These amounts do not include investments in which the Company owns only equity.
(5)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(6)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(7)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(8)	As a percentage of our total debt investments.

Additional Dividend Information

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. American Capital intends to retain net long-term capital gains and treat them as deemed distributions for tax purposes. Therefore, the taxable income that is distributed as dividends would be expected to be treated as ordinary income for tax purposes. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital's taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to stockholders on Form 1099DIV. The 2005 dividends to-date, totaling $1.48 per share, are anticipated to be a distribution of ordinary income for tax purposes.

American Capital

May 3, 2005

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital has amended the Dividend Reinvestment Plan to grant a 5% discount to the market price for reinvested dividends. Brokerages that have confirmed participation in the amended DRIP include:

Ameritrade

A.G. Edwards

Citigroup-Smith Barney

Fidelity

J.J.B. Hilliard, W.L. Lyons, Inc.

Legg Mason

Merrill Lynch

Morgan Keegan

Raymond James

RBC Dain Rauscher

UBS Financial

Wachovia Securities

A summary of American Capital’s dividend history follows. For further dividend history, please visit our website at www.ACAS.com. For more information regarding the DRIP, please visit our website or call our Shareholder Relations Department at (301) 951-6122.

AMERICAN CAPITAL’S DIVIDEND HISTORY $17.51 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
2005
Q2	$0.75	7%
Q1	$0.73	4%

2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%

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May 3, 2005

Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total				$17.51

SHAREHOLDER AND ANALYSTS CALL:

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, May 4, 2005 at 11:00 am ET. The dial in number will be (800) 762-6558. International callers should dial +1(480)

American Capital

May 3, 2005

629-9025. Please advise the operator you are dialing in for the American Capital Shareholder Call.

BEFORE THE CALL:

SLIDE PRESENTATION AVAILABLE IN ADVANCE OF THE SHAREHOLDER CALL:

The quarterly shareholder presentation includes a slide show to accompany the call that participants may download from the American Capital website at www.ACAS.com and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call. It is generally posted several hours in advance of the call.

DURING THE CALL:

STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL:

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the May 4 Shareholder Call Slide Show button. Participants will be able to view the complete streaming slide presentation on our website while listening to the shareholder call by phone as it occurs.

AFTER THE CALL:

AUDIO AND SLIDE PRESENTATION AVAILABLE AFTER THE CALL:

The audio of the shareholder call combined with the slide presentation will be made available after the call on May 4 on our website. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 9:30 pm Wednesday, May 4 until 11:59 pm Monday, May 16. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1(320) 365-3844. The access code for both domestic and international callers is 779711.

For further information or questions, please do not hesitate to call our Shareholder Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

Since its August 1997 IPO through the first quarter of 2005, American Capital has invested $5.1 billion in 163 portfolio companies. As of April 30, 2005, American Capital shareholders have enjoyed a total return of 323% since the Company’s IPO — an annualized return of 20.7%, assuming reinvestment of dividends. American Capital has paid a total of $717 million in dividends and paid or declared $17.51 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

American Capital

May 3, 2005

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.